Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.00001 per share, of MiNK Therapeutics, Inc., and further agree that this Joint Filing Agreement be included as Exhibit 99.1.

In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of February 14, 2023.

/s/ Garo H. Armen, Ph.D.
Garo H. Armen, Ph.D.

The Garo H. Armen Grantor Retained Annuity Trust Agreement 2023 #1

/s/ Garo H. Armen, Ph.D.
Name: Garo H. Armen, Ph.D. Title: Trustee

The Garo H. Armen Grantor Retained Annuity Trust Agreement 2022 #1

/s/ Garo H. Armen, Ph.D.
Name: Garo H. Armen, Ph.D. Title: Trustee